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                                                                  Exhibit 10.3


                               GRAHAM CORPORATION

                               OUTSIDE DIRECTORS'

                            LONG TERM INCENTIVE PLAN


1. Share Equivalent Units ("SEUs") will be credited to each outside director's "LTIP Account" for every fiscal year in which Graham Corporation produces consolidated net income of at least $500,000.


2. The value of each SEU will be the market value of 1 share of Graham Common Stock on the last day of trading on the AMEX of the first quarter following a fiscal year for which SEUs are to be credited.


3. The number of SEUs to be credited will be determined by dividing the value of 1 SEU as determined pursuant to Paragraph 2 above into an amount equal to the basic annual director's fee for the fiscal year for which the LTIP award is being calculated.

                  EXAMPLE: Stock at $20.00 at end of fiscal year. Director's annual fee during that fiscal year was $10,000. Number of SEUs = 10,000 - 20 = 500.


4. Upon termination of a Director's service on the Board, but not before, SEUs will be redeemable for either: (a) a commensurate number of shares of Graham Common Stock; or (b) subject to the prior written consent of Graham Corporation acting in its sole discretion, the cash value of a commensurate number of shares of Graham Common Stock as of the termination of service date. A Director may elect to take shares (or cash, if consented to by Graham Corporation) at once or to defer it over a period not to exceed 10 years. The lump sum, or the first installment if deferred, must be paid within 30 days of termination of service on Board.

         (Tax considerations require lump sum payout to occur, and deferred payout period to begin, within 30 days of termination of service.)